Exhibit 99.1

July 24, 2024
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports Second Quarter 2024 Revenue and Earnings •Results include a $12.5 million charge for the settlement of an auto liability claim from 2020
Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or "the Company"), one of the largest and most diversified freight transportation companies, operating the largest full truckload fleet in North America, today reported second quarter 2024 net income attributable to Knight-Swift of $20.3 million and Adjusted Net Income Attributable to Knight-Swift2 of $39.4 million. GAAP earnings per diluted share for the second quarter of 2024 were $0.13, compared to $0.39 for the second quarter of 2023. The Adjusted EPS was $0.24 for the second quarter of 2024, compared to $0.49 for the second quarter of 2023. Both the GAAP and adjusted results for the current quarter include a $12.5 million pre-tax charge for the settlement of an auto liability claim from 2020. This settlement negatively impacted our Adjusted EPS by $0.06 per share. Excluding the settlement, our Adjusted EPS would have been $0.30.

Key Financial Highlights
During the second quarter of 2024, consolidated total revenue was $1.8 billion, which is an 18.9% increase from the second quarter of 2023 largely due to the acquisition of U.S. Xpress Enterprises, Inc. ("U.S. Xpress") effective July 1, 2023. Consolidated operating income was $63.5 million, reflecting a decrease of 32.5% as compared to the same quarter last year.
•Truckload — 97.2% Adjusted Operating Ratio, which was negatively impacted by 120 basis points for the settlement of the 2020 auto liability claim noted above. Revenue, excluding fuel surcharge and intersegment transactions, increased 33.0% year-over-year as a result of the inclusion of the truckload business of U.S. Xpress. The year-over-year decline in revenue per loaded mile, excluding fuel surcharge and intersegment transactions, narrowed to 5.5% in the current quarter as rate held stable with the first quarter.
•LTL — 85.9% Adjusted Operating Ratio, with a 15.1% year-over-year increase in revenues, excluding fuel surcharge. Shipments per day increased 8.4%, and revenue per hundredweight excluding fuel surcharge increased 13.4% year-over-year, contributing to Adjusted Operating Income growing by 8.2%. We opened 11 new locations during the quarter as we continue to grow our network.
•Logistics — 95.5% Adjusted Operating Ratio with a gross margin of 17.9%. Revenue, excluding intersegment transactions, grew 11.8% year-over-year, including the U.S. Xpress logistics business. Load count was flat year-over-year while revenue per load increased 10.8%.
•Intermodal — 101.8% operating ratio with load count down 1.7% and revenue per load down 4.9% year-over-year. The operating ratio improved 380 basis points sequentially as volumes grew 10.8% while revenue per load held steady as compared to the first quarter.
•All Other Segments — Operating income of $3.9 million as this category generated an operating profit for the first time in seven quarters.

	Quarter Ended June 30, [1]
	2024	2023	Change
	(Dollars in thousands, except per share data)
Total revenue	$1,846,654	$1,552,979	18.9%
Revenue, excluding truckload and LTL fuel surcharge	$1,641,701	$1,390,448	18.1%
Operating income	$63,460	$94,030	(32.5)%
Adjusted Operating Income [2]	$88,519	$114,667	(22.8)%
Net income attributable to Knight-Swift	$20,300	$63,326	(67.9)%
Adjusted Net Income Attributable to Knight-Swift [2]	$39,375	$78,618	(49.9)%
Earnings per diluted share	$0.13	$0.39	(66.7)%
Adjusted EPS [2]	$0.24	$0.49	(51.0)%
1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.
Our GAAP and non-GAAP results for the quarter include certain items that impact the comparability of year-over-year results. These items include the $12.5 million charge related to the auto liability claim settlement in the current quarter noted above as well as the $17.8 million increase in net interest expense and the increase in the effective tax rate of 11.3% on our GAAP results and 5.2% on our non-GAAP results, year-over-year. Severance, legal accrual, and impairment charges totaling $6.5 million are also excluded from our non-GAAP results.
Adam Miller, CEO of Knight-Swift, commented, "Our Truckload, Logistics, and Intermodal segments continue to navigate a challenging full truckload market. For much of the quarter, freight demand remained steady, and the excess capacity added during the upcycle has been slowly eroding. We saw a seasonal uptick in June, as a number of customers looked to secure additional capacity to support elevated volumes, but it is too early to call this a trend or for it to drive earnings results. These factors have allowed freight rates to largely stabilize but at unsustainable levels. We remain focused on disciplined pricing, cost control, operational excellence, and collaborating across our unique suite of brands to bring all resources to bear in creatively solving problems. We are preparing our businesses in the trough to maximize the benefits of operating leverage when the cycle turns.
"The LTL market continues to be healthy, and we remain encouraged with the ongoing growth of our LTL segment. We opened 18 new facilities in the first half of 2024, with plans to open 20 more over the remainder of the year. This will bring us to 32% growth in door count as compared to the end of 2021 when we first entered the LTL sector. While this expansion will initially be a headwind to improving operating margins, opening new service territories and increasing market density should allow us to grow our relationships with current customers, open opportunities with new customers, and unlock new levels of operating performance in the long run.
“Looking ahead, we remain confident in our business model and our team’s ability to execute in a difficult environment while preparing for the anticipated inflection. The market is giving more and more signs of being balanced, acute customer needs are increasingly noticeable, trailer pools are starting to be valued again, and scale and service are becoming more of a differentiator. These are all signs that align with the unique value that we are positioned to create for our customers.”
Other Income (Expense), net — We recorded $4.9 million of income within "Other income (expense), net" in the second quarter of 2024, compared to $9.7 million of income in the second quarter of 2023.
Income Taxes — The effective tax rate was 37.2% for the second quarter of 2024, compared to 25.9% for the second quarter of 2023. We now project that our expected full year 2024 effective tax rate will be approximately 29% to 30%, with the effective tax rate in the current quarter being higher than this range due to the impact of certain discrete items in the quarter.
Dividend — On April 30, 2024, our board of directors declared a quarterly cash dividend of $0.16 per share of our common stock. The dividend was payable to the Company's stockholders of record as of June 10, 2024, and was paid on June 24, 2024.

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Segment Financial Performance
Truckload Segment 1

	Quarter Ended June 30,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge and intersegment transactions	$1,102,790	$829,373	33.0%
Operating income	$23,483	$67,911	(65.4%)
Adjusted Operating Income [2]	$31,156	$68,210	(54.3%)
Operating ratio	98.1%	92.9%	520	bps
Adjusted Operating Ratio [2]	97.2%	91.8%	540	bps

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.
Our diverse Truckload segment consists of our irregular route truckload, dedicated truckload, refrigerated, expedited, flatbed, and cross-border operations across our brands with approximately 16,400 irregular route tractors and nearly 6,500 dedicated tractors.
Truckload segment revenue, excluding fuel surcharge and intersegment transactions, was $1.1 billion, an increase of 33.0% year-over-year, reflecting a 5.7% decline in the legacy truckload business prior to the inclusion of U.S. Xpress. This segment continues to experience a difficult environment, operating with a 97.2% Adjusted Operating Ratio in the second quarter, which was negatively impacted by 120 basis points from the settlement of the 2020 auto liability claim noted above. The Adjusted Operating Ratio was essentially flat with the first quarter as the seasonal demand patterns that improved late in the second quarter were largely offset by the claim settlement. Further, the inclusion of U.S. Xpress negatively impacted the Adjusted Operating Ratio by 130 basis points as this brand maintained breakeven results for the quarter. The year-over-year decline in revenue per loaded mile, excluding fuel surcharge and intersegment transactions, narrowed to 5.5% in the current quarter as rate held stable with the first quarter. Cost per mile increased 1.8% year-over-year and was also flat with the first quarter, including the impact of the claim settlement in the current quarter. We remain disciplined on pricing and are unwilling to commit our capacity on what we view as unsustainable contractual rates.
Truckload segment miles per tractor increased 8.5% year-over-year, largely driven by our earlier decision to reduce the number of unseated tractors in the legacy businesses to reduce cost. We have been intentionally trimming our capital equipment over the past few quarters to improve our cost structure through the freight recession but without cutting so far as to sacrifice our ability to flex when the market improves. Excluding U.S. Xpress, revenue, excluding fuel surcharge, per tractor increased 3.5% year-over-year, which was the first year-over-year increase in six quarters as we improve miles per tractor while the decline in pricing decelerates. We are diligently focused on improving our cost structure and equipment utilization to mitigate pressure on margins through the bottom of this prolonged freight cycle with the intention of maximizing the benefits of operating leverage as the cycle turns.

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LTL Segment

	Quarter Ended June 30,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge	$263,095	$228,578	15.1%
Operating income	$33,049	$30,238	9.3%
Adjusted Operating Income [1]	$36,969	$34,158	8.2%
Operating ratio	89.2%	88.7%	50	bps
Adjusted Operating Ratio [1]	85.9%	85.1%	80	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our LTL segment produced an 85.9% Adjusted Operating Ratio during the second quarter of 2024, as revenue, excluding fuel surcharge, grew 15.1% and Adjusted Operating Income increased 8.2% year-over-year. Average shipments per day increased 8.4% year-over-year for the quarter. Revenue per hundredweight, excluding fuel surcharge, increased 13.4%, while revenue per shipment, excluding fuel surcharge, increased by 8.0%, reflecting a 4.7% decrease in weight per shipment.
During the quarter, we opened 11 additional terminals and now expect to open another 20 terminals by the end of 2024. Overall, the 38 locations planned to open in 2024 will represent an addition of over 1,000 doors this year, for a 22.1% increase to our door count from the beginning of the year, which we believe will meaningfully impact the reach of our service offering and increase the density of our network. We expect these investments will bring opportunities to service additional freight and customers. While these new locations initially bring set up costs and operational inefficiencies, we expect that as the locations continue to scale, and particularly as they participate in the next bid cycle, they will help drive growth and margin expansion in the business. We remain encouraged by the strong performance within our LTL segment, and we continue to look for both organic and inorganic opportunities to geographically expand our footprint within the LTL market.

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Logistics Segment 1

	Quarter Ended June 30,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$131,700	$117,782	11.8%
Operating income	$4,759	$9,566	(50.3%)
Adjusted Operating Income [2]	$5,923	$9,900	(40.2%)
Operating ratio	96.4%	92.0%	440	bps
Adjusted Operating Ratio [2]	95.5%	91.6%	390	bps

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.
The Logistics segment Adjusted Operating Ratio was 95.5%, with a gross margin of 17.9% in the second quarter of 2024, down from 19.4% in the second quarter of 2023. The second quarter was challenged by the persistently soft demand environment as well as increases in purchased transportation costs later in the quarter that pressured gross margins. Logistics load count for the quarter was flat year-over-year, reflecting the inclusion of U.S. Xpress logistics volumes in the current period. We remain disciplined on price, which allowed our Logistics business to maintain profitability but is a headwind to volumes. After first turning modestly positive last quarter, revenue per load increased by 10.8% year-over-year in the second quarter, representing a 4.6% increase from the prior quarter. The year-over-year increase in revenue per load is largely driven by the inclusion of U.S. Xpress logistics in the current quarter, as it has a different business mix. We continue to leverage our power-only capabilities to complement our asset business, build a broader and more diversified freight portfolio, and to enhance the returns on our capital assets.
Intermodal Segment

	Quarter Ended June 30,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$97,528	$104,327	(6.5%)
Operating loss	$(1,717)	$(6,632)	74.1%
Operating ratio	101.8%	106.4%	(460	bps)

The Intermodal segment improved its operating ratio to 101.8%, while the year-over-year decline in total revenue slowed to 6.5%, resulting in $97.5 million in revenue for the quarter. The drop in revenue was driven by a 4.9% decline in revenue per load, and a 1.7% decline in load count year-over-year as a result of soft demand and competitive truck capacity. We grew load count sequentially by 10.8% while maintaining stable revenue per load as compared to the first quarter, which helped improve the operating ratio by 380 basis points over the first quarter. We remain focused on growing our load count with disciplined pricing across a diverse group of customers and expect load count to continue to grow sequentially into the back half of the year.

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All Other Segments

	Quarter Ended June 30,
	2024	2023	Change
	(Dollars in thousands)
Total revenue	$68,279	$130,110	(47.5%)
Operating income (loss)	$3,886	$(7,053)	155.1%

All Other Segments include support services provided to our customers, independent contractors, and third-party carriers, including equipment leasing, warehousing, trailer parts manufacturing, insurance, equipment maintenance, and warranty services. All Other Segments also include certain corporate expenses (such as legal settlements and accruals, as well as $11.7 million in quarterly amortization of intangibles related to the 2017 merger between Knight and Swift and certain acquisitions).
The $3.9 million operating income within our All Other Segments is primarily driven by the warehousing and equipment leasing businesses. Revenue within our All Other Segments declined 47.5% year-over-year, largely as a result of winding down our third-party insurance program, which ceased operation at the end of the first quarter.

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Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses) 1

	Year-to-Date June 30,
	2024	2023	Change
	(In thousands)
Net cash provided by operating activities	$310,700	$722,190	$(411,490)
Net cash used in investing activities	(258,841)	(415,990)	157,149
Net cash (used in) provided by financing activities	(182,288)	236,624	(418,912)
Net (decrease) increase in cash, restricted cash, and equivalents [2]	$(130,429)	$542,824	$(673,253)
Net capital expenditures	$(258,628)	$(419,101)	$160,473

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2"Net increase in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.
Liquidity and Capitalization — As of June 30, 2024, we had a balance of $1.1 billion of unrestricted cash and available liquidity and $7.1 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $2.5 billion as of June 30, 2024. Free Cash Flow3 for the year-to-date period ended June 30, 2024 was $52.1 million, which was negatively impacted by our decision to transfer $161.1 million of third-party insurance claim liabilities to another insurance company as discussed during the previous quarter, which was funded by transferring the corresponding restricted cash held in trust for payment of the third-party insurance claims. The use of restricted cash in this transaction does not impact the availability of operating cash for the needs of our ongoing businesses. During the year-to-date period ending June 30, 2024, we generated $310.7 million in operating cash flows, paid down $39.7 million in finance lease liabilities, $91.4 million on our operating lease liabilities, and made $21.6 million of net repayments on our 2021 Revolver and accounts receivable securitization.
Equipment and Capital Expenditures — Gain on sale of revenue equipment was $6.0 million in the second quarter of 2024, compared to $14.3 million in the same quarter of 2023. The average age of the tractor fleet within our Truckload segment was 2.7 years in the second quarter of 2024, compared to 2.6 years in the same quarter of 2023. The average age of the tractor fleet within our LTL segment was 4.2 years in both the second quarter of 2024 and the second quarter of 2023. Cash capital expenditures, net of disposal proceeds, were $258.6 million for the year-to-date June 30, 2024. We expect net cash capital expenditures will be in the range of $600 million – $650 million for full-year 2024, which is a reduction from our previous range of $625 million – $675 million. Our expected net cash capital expenditures primarily represent replacements of existing tractors and trailers and investments in our terminal network, driver amenities, and technology, and excludes acquisitions.
________
3See GAAP to non-GAAP reconciliations in the schedules following this release.
Guidance — We expect that Adjusted EPS1 will range from $0.31 to $0.35 for the third quarter of 2024 and that Adjusted EPS1 for the fourth quarter of 2024 will range from $0.32 to $0.36. Because the timing of an inflection in market conditions has proven especially difficult to predict during this cycle, we are not reflecting an inflection in market conditions for the purposes of these forecasts but are rather basing these ranges on expected seasonality and a continuation of existing market conditions. Our expected Adjusted EPS1 ranges are based on the current truckload, LTL, and general market conditions, recent trends, and the current beliefs, assumptions, and expectations of management, as follows:
Truckload
•Truckload Segment revenue up slightly sequentially in the third quarter and again into the fourth quarter with sequential improvements in operating margins each quarter resulting in adjusted operating ratios steadily improving into the low to mid-90’s,

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•Truckload tractor count down modestly sequentially into the third quarter before stabilizing for the fourth quarter,
•Truckload miles per tractor increasing low-single digit percent year-over-year in the third quarter and fourth quarters as the prior year comparisons begin to include U.S. Xpress,
LTL
•LTL low double-digit percent growth in revenue, excluding fuel surcharge, year-over-year as shipment count in the third and fourth quarters improves mid single-digit percent year-over-year and revenue per hundredweight, excluding fuel surcharge, improves high single-digit percent year-over-year,
•Adjusted operating ratios in the mid-to-high 80's as a result of normal seasonal progression and as we continue to expand the network,
Logistics
•Logistics load count sequentially growing mid single-digit percent in the third quarter and stabilizing in the fourth quarter, with adjusted operating ratios in the mid-90’s,
Intermodal
•Intermodal load count sequentially growing high single-digit percent in the third quarter and stabilizing in the fourth quarter with an operating ratio modestly below breakeven by the fourth quarter,
All Other
•All Other segments operating income, before including the $11.7 million quarterly intangible asset amortization, of approximately $10-15 million for the third quarter and modestly negative for the fourth quarter as some of these services experience their typical seasonal slowdown,
Additional
•Equipment gains to be in the range of $5 million to $10 million per quarter,
•Net interest expense up modestly sequentially in the third quarter and fourth quarter,
•Net cash capital expenditures for the full year 2024 expected range of $600 million - $650 million,
•Expected effective tax rate of approximately 29% to 30% for the year.
The factors described under "Forward-Looking Statements," among others, could cause actual results to materially vary from this guidance. Further, we cannot estimate on a forward-looking basis, the impact of certain income and expense items on our earnings per share, because these items, which could be significant, may be infrequent, are difficult to predict, and may be highly variable. As a result, we do not provide a corresponding GAAP measure for, or reconciliation to, our Adjusted EPS1 guidance.
________
1Our calculation of Adjusted EPS starts with GAAP diluted earnings per share and adds back the after-tax impact of intangible asset amortization (which is expected to be approximately $0.35 for full-year 2024), as well as non-cash impairments and certain other unusual items, if any.

Conference Call
Knight-Swift will host a live conference call with analysts and investors to discuss the earnings release, the results of operations, and other matters following its earnings press release on Wednesday, July 24, 2024, at 4:30 p.m. EDT. The conference dial-in information is +1 (800) 717-1738 (Conference ID: 10669). Please note that since the call is expected to begin promptly as scheduled, you will need to join a few minutes before that time. Slides to accompany this call will be posted on the Company’s website and will be available to download just before the scheduled conference call. To view the presentation, please visit https://investor.knight-swift.com/, "Second Quarter 2024 Conference Call Presentation."

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Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is one of North America's largest and most diversified freight transportation companies, providing multiple full truckload, LTL, intermodal, and logistics services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating one of the country's largest tractor fleet, Knight-Swift also contracts with third-party equipment providers to provide a broad range of transportation services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
Adam W. Miller, Chief Executive Officer, Andrew Hess, Chief Financial Officer, or Brad Stewart, Treasurer & SVP Investor Relations: (602) 606-6349

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Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," "design", ''focus," "outlook," "foresee," "will," "could," "should," "may," "feel", "goal," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, revenues, cash flows, dividends, share repurchases, leverage ratio, capital expenditures, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services or developments; any statements regarding future economic, industry, or Company conditions or performance, including, without limitation, expectations regarding future supply or demand, volume, or truckload capacity, and any statements of belief and any statement of assumptions underlying any of the foregoing. In this press release, such statements include, but are not limited to, statements concerning:
•any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, cash flows, dividends, share repurchases, capital expenditures, or other financial items,
•expected freight environment, including freight demand, capacity, volumes, rates, costs, seasonality, and shipper inventory levels,
•future dividends,
•future effective tax rates,
•future performance or growth of our reportable segments, including expected revenues, utilization, and truck counts within our Truckload segment; expected network, customer relationships, door count, volumes, and revenue within our LTL segment; expected load volumes, demand, gross margin, pricing, and technology with our Logistics segment; and expected asset efficiency, pricing, and volumes within our Intermodal segment,
•future capital structure, capital allocation, growth strategies and opportunities, costs, inflation, and liquidity,
•future capital expenditures, including nature and funding of capital expenditures and gain on sale, and
•the U.S. Xpress transaction, including future integration efforts and synergies and future operating performance and profitability.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2023, and various disclosures in our press releases, stockholder reports, and Current Reports on Form 8-K.

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Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited) [1]

	Quarter Ended June 30,		Year-to-Date June 30,
	2024	2023	2024	2023
	(In thousands, except per share data)
Revenue:
Revenue, excluding truckload and LTL fuel surcharge	$1,641,701	$1,390,448	$3,254,515	$2,840,741
Truckload and LTL fuel surcharge	204,953	162,531	414,606	349,170
Total revenue	1,846,654	1,552,979	3,669,121	3,189,911
Operating expenses:
Salaries, wages, and benefits	691,878	533,237	1,384,785	1,069,979
Fuel	222,573	168,300	457,162	356,059
Operations and maintenance	138,251	101,380	272,884	200,691
Insurance and claims	105,438	137,306	227,884	275,345
Operating taxes and licenses	30,374	28,332	61,703	54,222
Communications	8,264	6,184	15,797	11,933
Depreciation and amortization of property and equipment	178,850	156,381	360,715	312,347
Amortization of intangibles	18,544	16,505	37,087	32,688
Rental expense	43,930	16,073	86,926	31,141
Purchased transportation	286,768	258,259	564,025	538,988
Impairments	5,877	—	9,859	—
Miscellaneous operating expenses	52,447	36,992	106,279	67,701
Total operating expenses	1,783,194	1,458,949	3,585,106	2,951,094
Operating income	63,460	94,030	84,015	238,817
Other (expenses) income:
Interest income	3,817	5,508	8,839	10,557
Interest expense	(40,482)	(24,354)	(81,718)	(47,445)
Other income, net	4,888	9,679	13,880	19,382
Total other (expenses) income, net	(31,777)	(9,167)	(58,999)	(17,506)
Income before income taxes	31,683	84,863	25,016	221,311
Income tax expense	11,790	21,959	8,116	54,694
Net income	19,893	62,904	16,900	166,617
Net loss attributable to noncontrolling interest	407	422	765	993
Net income attributable to Knight-Swift	$20,300	$63,326	$17,665	$167,610
Other comprehensive income	41	531	3	1,621
Comprehensive income	$20,341	$63,857	$17,668	$169,231

Earnings per share:
Basic	$0.13	$0.39	$0.11	$1.04
Diluted	$0.13	$0.39	$0.11	$1.04

Dividends declared per share:	$0.16	$0.14	$0.32	$0.28

Weighted average shares outstanding:
Basic	161,689	161,116	161,598	161,018
Diluted	162,111	161,940	162,089	161,917
_________
1The reported results do not include the results of operations of U.S. Xpress and its subsidiaries prior to its acquisition by Knight-Swift on July 1, 2023 in accordance with the accounting treatment applicable to the transaction.

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Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2024	December 31, 2023
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$186,473	$168,545
Cash and cash equivalents – restricted	149,571	297,275
Restricted investments, held-to-maturity, amortized cost	—	530
Trade receivables, net of allowance for doubtful accounts of $39,720 and $39,458, respectively	841,619	888,603
Contract balance – revenue in transit	14,267	12,246
Prepaid expenses	112,998	148,696
Assets held for sale	72,480	83,366
Income tax receivable	39,266	65,815
Other current assets	33,541	43,939
Total current assets	1,450,215	1,709,015
Property and equipment, net	4,624,605	4,616,399
Operating lease right-of-use assets	422,433	484,821
Goodwill	3,879,442	3,848,798
Intangible assets, net	2,021,838	2,058,882
Other long-term assets	171,792	152,850
Total assets	$12,570,325	$12,870,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$300,585	$355,173
Accrued payroll and purchased transportation	183,858	164,884
Accrued liabilities	197,801	220,350
Claims accruals – current portion	358,553	480,200
Finance lease liabilities and long-term debt – current portion	485,907	459,759
Operating lease liabilities – current portion	123,396	144,921
Total current liabilities	1,650,100	1,825,287
Revolving line of credit	120,000	67,000
Long-term debt – less current portion	1,173,121	1,223,021
Finance lease liabilities – less current portion	434,405	407,150
Operating lease liabilities – less current portion	326,752	371,407
Accounts receivable securitization	452,039	526,508
Claims accruals – less current portion	313,856	315,476
Deferred tax liabilities	910,882	951,749
Other long-term liabilities	118,817	79,086
Total liabilities	5,499,972	5,766,684
Stockholders’ equity:
Common stock	1,618	1,613
Additional paid-in capital	4,439,489	4,426,852
Accumulated other comprehensive loss	(827)	(830)
Retained earnings	2,613,684	2,659,755
Total Knight-Swift stockholders' equity	7,053,964	7,087,390
Noncontrolling interest	16,389	16,691
Total stockholders’ equity	7,070,353	7,104,081
Total liabilities and stockholders’ equity	$12,570,325	$12,870,765

12

Segment Operating Statistics (Unaudited)

Quarter Ended June 30,	Year-to-Date June 30,
2024	2023	Change	2024	2023	Change
Truckload [1]
Average revenue per tractor	$48,309	$46,461	4.0%	$95,221	$94,176	1.1%
Non-paid empty miles percentage	14.0%	15.2%	(120	bps)	14.1%	15.1%	(100)	bps
Average length of haul (miles)	385	385	—%	390	388	0.5%
Miles per tractor	20,518	18,904	8.5%	40,405	37,304	8.3%
Average tractors	22,828	17,851	27.9%	23,071	18,002	28.2%
Average trailers [2]	92,581	79,911	15.9%	93,495	79,700	17.3%

LTL [3]
Shipments per day	20,482	18,898	8.4%	19,641	18,308	7.3%
Weight per shipment (pounds)	1,008	1,058	(4.7%)	1,008	1,059	(4.8%)
Average length of haul (miles)	585	545	7.3%	579	540	7.2%
Revenue per shipment	$202.46	$187.92	7.7%	$201.20	$188.59	6.7%
Revenue xFSC per shipment	$173.50	$160.66	8.0%	$172.02	$159.60	7.8%
Revenue per hundredweight	$20.09	$17.77	13.1%	$19.97	$17.80	12.2%
Revenue xFSC per hundredweight	$17.22	$15.19	13.4%	$17.07	$15.07	13.3%
Average tractors [4]	3,429	3,163	8.4%	3,393	3,163	7.3%
Average trailers [5]	8,893	8,452	5.2%	8,796	8,419	4.5%

Logistics [1]
Revenue per load - Brokerage only [6]	$1,831	$1,652	10.8%	$1,791	$1,685	6.3%
Gross margin - Brokerage only	17.9%	19.4%	(150	bps)	17.3%	19.6%	(230)	bps

Intermodal
Average revenue per load [6]	$2,615	$2,749	(4.9%)	$2,615	$2,979	(12.2%)
Load count	37,290	37,945	(1.7%)	70,937	72,138	(1.7%)
Average tractors	613	656	(6.6%)	611	631	(3.2%)
Average containers	12,580	12,842	(2.0%)	12,581	12,835	(2.0%)

1Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
2Second quarter 2024 and 2023 includes 8,876 and 8,377 trailers, respectively, related to leasing activities recorded within our All Other Segments. The year-to-date period ending June 30, 2024 and 2023 includes 8,822 and 8,683 trailers, respectively, related to leasing activities recorded within our All Other Segments.
3Operating statistics within the LTL segment exclude dedicated and other businesses.
4Our LTL tractor fleet includes 612 and 604 tractors from ACT's and MME's dedicated and other businesses for the second quarter of 2024 and 2023, respectively. Our LTL tractor fleet includes 612 and 611 tractors from ACT's and MME's dedicated and other businesses for the year-to-date period ending June 30, 2024 and 2023, respectively.
5Our LTL trailer fleet includes 829 and 778 trailers from ACT's and MME's dedicated and other businesses for the second quarter of 2024 and 2023, respectively. Our LTL trailer fleet includes 825 and 778 trailers from ACT's and MME's dedicated and other businesses for the year-to-date period ending June 30, 2024 and 2023, respectively.
6Computed with revenue, excluding intersegment transactions.

13

Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow, are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

14

Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income and Adjusted Operating Ratio 1 2

	Quarter Ended June 30,		Year-to-Date June 30,
	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,846,654	$1,552,979	$3,669,121	$3,189,911
Total operating expenses	(1,783,194)	(1,458,949)	(3,585,106)	(2,951,094)
Operating income	$63,460	$94,030	$84,015	$238,817
Operating ratio	96.6%	93.9%	97.7%	92.5%

Non-GAAP Presentation
Total revenue	$1,846,654	$1,552,979	$3,669,121	$3,189,911
Truckload and LTL fuel surcharge	(204,953)	(162,531)	(414,606)	(349,170)
Revenue, excluding truckload and LTL fuel surcharge	1,641,701	1,390,448	3,254,515	2,840,741

Total operating expenses	1,783,194	1,458,949	3,585,106	2,951,094
Adjusted for:
Truckload and LTL fuel surcharge	(204,953)	(162,531)	(414,606)	(349,170)
Amortization of intangibles [3]	(18,544)	(16,505)	(37,087)	(32,688)
Impairments [4]	(5,877)	—	(9,859)	—
Legal accruals [5]	(265)	(1,300)	(1,828)	(1,000)
Transaction fees [6]	—	(5,332)	—	(6,868)
Severance expense [7]	(373)	—	(7,219)	(1,452)
Change in fair value of deferred earnout [8]	—	2,500	—	2,500
Adjusted Operating Expenses	1,553,182	1,275,781	3,114,507	2,562,416
Adjusted Operating Income	$88,519	$114,667	$140,008	$278,325
Adjusted Operating Ratio	94.6%	91.8%	95.7%	90.2%

1     Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017 Merger, the ACT acquisition, the U.S. Xpress acquisition, and other acquisitions.
4    "Impairments" reflects the non-cash impairments of building improvements, certain revenue equipment held for sale, leases, and other equipment (within the Truckload segment and All Other Segments).
5    "Legal accruals" are included in "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income and reflect the following:
•Second quarter 2024 legal expense reflects the increased estimated exposures for accrued legal matters based on recent settlement agreements. First quarter 2024 legal expense reflects the increased estimated exposures for an accrued legal matter based on a recent settlement agreement.
•Second quarter 2023 legal expense reflects the increased estimated exposure for an accrued legal matter based on a recent settlement agreement. First quarter 2023 legal expense reflects a decrease in the estimated exposure related to an accrued legal matter previously identified as probable and estimable in prior periods based on a recent settlement agreement.
6    "Transaction fees" reflects certain legal and professional fees associated with the July 1, 2023 acquisition of U.S. Xpress. The transaction fees are included within "Miscellaneous operating expenses" in the condensed statements of comprehensive income.
7    "Severance expense" is included within "Salaries, wages, and benefits" in the condensed statements of comprehensive income.
8    "Change in fair value of deferred earnout" reflects the benefit for the change in fair value of a deferred earnout related to the acquisition of UTXL, which is recorded in "Miscellaneous operating expenses".

15

Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS 1 2

	Quarter Ended June 30,		Year-to-Date June 30,
	2024	2023	2024	2023
	(Dollars in thousands, except per share data)
GAAP: Net income attributable to Knight-Swift	$20,300	$63,326	$17,665	$167,610
Adjusted for:
Income tax expense attributable to Knight-Swift	11,790	21,959	8,116	54,694
Income before income taxes attributable to Knight-Swift	32,090	85,285	25,781	222,304
Amortization of intangibles [3]	18,544	16,505	37,087	32,688
Impairments [4]	5,877	—	9,859	—
Legal accruals [5]	265	1,300	1,828	1,000
Transaction fees [6]	—	5,332	—	6,868
Severance expense [7]	373	—	7,219	1,452
Change in fair value of deferred earnout [8]	—	(2,500)	—	(2,500)
Adjusted income before income taxes	57,149	105,922	81,774	261,812
Provision for income tax expense at effective rate [9]	(17,774)	(27,304)	(22,625)	(64,703)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$39,375	$78,618	$59,149	$197,109

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended June 30,		Year-to-Date June 30,
	2024	2023	2024	2023
GAAP: Earnings per diluted share	$0.13	$0.39	$0.11	$1.04
Adjusted for:
Income tax expense attributable to Knight-Swift	0.07	0.14	0.05	0.34
Income before income taxes attributable to Knight-Swift	0.20	0.53	0.16	1.37
Amortization of intangibles [3]	0.11	0.10	0.23	0.20
Impairments [4]	0.04	—	0.06	—
Legal accruals [5]	—	0.01	0.01	0.01
Transaction fees [6]	—	0.03	—	0.04
Severance expense [7]	—	—	0.04	0.01
Change in fair value of deferred earnout [8]	—	(0.02)	—	(0.02)
Adjusted income before income taxes	0.35	0.65	0.50	1.62
Provision for income tax expense at effective rate [9]	(0.11)	(0.17)	(0.14)	(0.40)
Non-GAAP: Adjusted EPS	$0.24	$0.49	$0.36	$1.22

1Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.
2Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 6.
7Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.
8Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 8.
9For the second quarter of 2024, an adjusted effective tax rate of 31.1% was applied in our Adjusted EPS calculation to exclude certain discrete items. For the year-to-date period ending June 30, 2024, an adjusted effective tax rate of 27.7% was applied in our Adjusted EPS calculation to exclude certain discrete items.

16

Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended June 30,		Year-to-Date June 30,
Truckload Segment [2]	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,264,237	$953,659	$2,527,252	$1,965,904
Total operating expenses	(1,240,754)	(885,748)	(2,480,622)	(1,782,094)
Operating income	$23,483	$67,911	$46,630	$183,810
Operating ratio	98.1%	92.9%	98.2%	90.7%
Non-GAAP Presentation
Total revenue	$1,264,237	$953,659	$2,527,252	$1,965,904
Fuel surcharge	(161,570)	(124,004)	(330,091)	(269,268)
Intersegment transactions	123	(282)	(320)	(1,283)
Revenue, excluding fuel surcharge and intersegment transactions	1,102,790	829,373	2,196,841	1,695,353

Total operating expenses	1,240,754	885,748	2,480,622	1,782,094
Adjusted for:
Fuel surcharge	(161,570)	(124,004)	(330,091)	(269,268)
Intersegment transactions	123	(282)	(320)	(1,283)
Amortization of intangibles [3]	(1,775)	(299)	(3,550)	(642)
Impairments [4]	(5,555)	—	(8,654)	—
Legal accruals [5]	30	—	30	—
Severance [6]	(373)	—	(1,466)	—
Adjusted Operating Expenses	1,071,634	761,163	2,136,571	1,510,901
Adjusted Operating Income	$31,156	$68,210	$60,270	$184,452
Adjusted Operating Ratio	97.2%	91.8%	97.3%	89.1%

1     Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions and the U.S. Xpress acquisition.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.

17

Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended June 30,		Year-to-Date June 30,
LTL Segment	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$306,478	$267,105	$588,600	$522,409
Total operating expenses	(273,429)	(236,867)	(535,264)	(465,589)
Operating income	$33,049	$30,238	$53,336	$56,820
Operating ratio	89.2%	88.7%	90.9%	89.1%
Non-GAAP Presentation
Total revenue	$306,478	$267,105	$588,600	$522,409
Fuel surcharge	(43,383)	(38,527)	(84,515)	(79,902)
Revenue, excluding fuel surcharge	263,095	228,578	504,085	442,507

Total operating expenses	273,429	236,867	535,264	465,589
Adjusted for:
Fuel surcharge	(43,383)	(38,527)	(84,515)	(79,902)
Amortization of intangibles [2]	(3,920)	(3,920)	(7,840)	(7,840)
Adjusted Operating Expenses	226,126	194,420	442,909	377,847
Adjusted Operating Income	$36,969	$34,158	$61,176	$64,660
Adjusted Operating Ratio	85.9%	85.1%	87.9%	85.4%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the ACT and MME acquisitions.

18

Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended June 30,		Year-to-Date June 30,
Logistics Segment [2]	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$131,700	$119,943	$258,429	$258,226
Total operating expenses	(126,941)	(110,377)	(251,197)	(235,840)
Operating income	$4,759	$9,566	$7,232	$22,386
Operating ratio	96.4%	92.0%	97.2%	91.3%
Non-GAAP Presentation
Total revenue	$131,700	$119,943	$258,429	$258,226
Intersegment transactions	—	(2,161)	—	(3,667)
Revenue, excluding intersegment transactions	131,700	117,782	258,429	254,559

Total operating expenses	126,941	110,377	251,197	235,840
Adjusted for:
Intersegment transactions	—	(2,161)	—	(3,667)
Amortization of intangibles [3]	(1,164)	(334)	(2,328)	(668)
Adjusted Operating Expenses	125,777	107,882	248,869	231,505
Adjusted Operating Income	$5,923	$9,900	$9,560	$23,054
Adjusted Operating Ratio	95.5%	91.6%	96.3%	90.9%

	Quarter Ended June 30,		Year-to-Date June 30,
Intermodal Segment	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$97,528	$104,327	$185,513	$214,899
Total operating expenses	(99,245)	(110,959)	(192,138)	(216,429)
Operating loss	$(1,717)	$(6,632)	$(6,625)	$(1,530)
Operating ratio	101.8%	106.4%	103.6%	100.7%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the U.S. Xpress and UTXL acquisitions.

19

Non-GAAP Reconciliation (Unaudited):
Free Cash Flow [1]

Year-to-Date June 30, 2024

GAAP: Cash flows from operations	$310,700
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	114,033
Purchases of property and equipment	(372,661)
Non-GAAP: Free cash flow	$52,072

1Pursuant to the requirements of Regulation G, this table reconciles GAAP cash flows from operations to non-GAAP Free Cash Flow.

20